[LOGO] MEREDITH CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 11, 1996

NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B stock of Meredith Corporation (hereinafter called the "Company") will be held at the Company's principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Monday, November 11, 1996, at 10:00 A.M., local time, for the following purposes:

         (1) To elect four Class I directors for terms expiring in 1999, as provided in the Bylaws of the Company;

         (2) To consider and act upon a proposal of the Board of Directors to approve the additional reserve of 75,000 shares of Company common stock for issuance under the 1990 Restricted Stock Plan for Non-Employee Directors.

         (3) To consider and act upon a proposal of the Board of Directors to approve the additional reserve of 75,000 shares of Company common stock for issuance under the 1993 Stock Option Plan for Non-Employee Directors.

         (4) To consider and act upon a proposal of the Board of Directors to approve the 1996 Stock Incentive Plan.

         (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

By resolution of the Board of Directors, only holders of record of the Company's common stock and class B stock at the close of business on September 12, 1996, are entitled to notice of and to vote at the meeting or at any adjournment or adjournments thereof.

                                By Order of the Board of Directors,

                                THOMAS L. SLAUGHTER
                                VICE PRESIDENT -- GENERAL COUNSEL
                                AND SECRETARY

Des Moines, Iowa
September 25, 1996


PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD(S) IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.



                           [LOGO] MEREDITH CORPORATION


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 11, 1996

                                  INTRODUCTION

    This Proxy Statement is being sent to stockholders on or about September 25, 1996, in connection with the solicitation of proxies by the Board of Directors of Meredith Corporation (the "Company") to be used in voting at the Annual Meeting of holders of common stock and class B stock of the Company to be held at the Company's principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Monday, November 11, 1996, at 10:00 A.M., local time, and at any adjournment or adjournments thereof.

    YOU ARE REQUESTED TO SIGN AND COMPLETE THE ENCLOSED PROXY CARD(S) AND RETURN IT (THEM) IN THE ENCLOSED ENVELOPE.

    Proxies in such form, if duly signed and received in time for voting, will be voted in accordance with the directions of the stockholders. If no instructions are specified in a proxy, the proxy will be voted by the proxy holder FOR the election as directors of the nominees hereinafter named, FOR the additional reserve of Company common stock for the 1990 Restricted Stock Plan for Non-Employee Directors, FOR the additional reserve of Company common stock for the 1993 Stock Option Plan for Non-Employee Directors, FOR the adoption of the 1996 Stock Incentive Plan and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

    The affirmative vote of a majority of the total number of votes entitled to be cast represented by shares present in person or by proxy, a quorum being present, is required to elect directors, to approve the matters relating to the 1990 Restricted Stock Plan for Non-Employee Directors and the 1993 Stock Option Plan for Non-Employee Directors, to approve the 1996 Stock Incentive Plan and for any other matters which may properly come before the meeting.

       YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

    The giving of a proxy does not preclude the right to vote in person or by means of a subsequent proxy should the person giving the proxy so desire. Any proxy may be revoked by giving notice to the Company in writing prior to the meeting or in open meeting, but such revocation shall not affect any vote previously taken.

    The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement and the reasonable costs of brokers, nominees and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by the use of the mail, through brokers and banking institutions, and by officers and regular employees of the Company.


                           SHARES ENTITLED TO VOTE

    Each holder of common stock of record at the close of business on September 12, 1996, is entitled to one vote per share so held on all matters to come before the meeting. At the close of business on September 12, 1996, there were outstanding and entitled to vote at the Annual Meeting 20,275,755 shares of common stock of the Company. Each holder of record of class B stock at the close of business on September 12, 1996, is entitled to ten votes per share so held on all matters to come before the meeting. At the close of business on September 12, 1996, there were outstanding and entitled to vote at the Annual Meeting 6,554,974 shares of class B stock of the Company, for a total of 85,825,495 votes.

    In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes, including votes to "withhold authority," and all abstentions will be counted. Abstentions with respect to a particular proposal will be counted as part of the base number of votes to be used in determining if that particular proposal has received the requisite number of base votes for approval, while broker non-votes will not be counted in such base for each proposal. Therefore, an abstention will have the same practical effect as a vote "against" such proposal, while a broker non-vote will have no effect. If an individual has signed a proxy card but failed to indicate a vote "for," "against," "withhold authority," "for all except," or "abstaining," such proxy will be voted in favor of such proposal.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

    Under regulations of the Securities and Exchange Commission, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. In addition, in some cases, the same securities may be listed in more than one column opposite the same person's name in the table (as for example when a person holds sole dispositive power but shared voting power with respect to shares). The total number of the Company's shares as listed in the table, after elimination of such duplication is 5,514,553 shares of common stock (approximately 27% of the outstanding common stock) and 6,037,712 shares of class B stock (approximately 92% of the outstanding class B stock).

    Set forth below is information as of June 30, 1996 (unless otherwise indicated), concerning each person who is known to management to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities, and security ownership by management.

                                                              COMMON STOCK OWNED                     CLASS B STOCK OWNED(2)
                                                    --------------------------------------    ----------------------------------
                                                    SOLE VOTING       SHARED                  SOLE VOTING      SHARED
                                                        OR           VOTING OR                     OR         VOTING OR
                                                    INVESTMENT      INVESTMENT      % OF       INVESTMENT    INVESTMENT     % OF
NAME AND ADDRESS                                       POWER           POWER      CLASS(1)       POWER          POWER      CLASS
- ----------------                                    ----------      ----------    --------    -----------    ----------    -----
(a) BENEFICIAL OWNERS OF MORE THAN 5%

  E.T. Meredith III, Director (3)(4)(6)(9) .....     2,034,162        46,206        21.0%      2,615,888        42,206      41%
   1716 Locust Street
   Des Moines, Iowa 50309-3023

  Frederick B. Henry, Director (3)(4)(8) .......       225,400             0        10.0%        922,042     1,030,796      30%
   1657 Art School Road
   Chester Springs, Pennsylvania 19425

  Patrick Henry, Jr. (3)(6) ....................             0             0         4.6%         25,650       907,194      14%
   P.O. Box 3077
   Aspen, Colorado 81611

  Norwest Corporation (5)(6) ...................       104,460             0         5.0%        270,450       693,966      15%
   Norwest Center
   Sixth and Marquette
   Minneapolis, Minnesota 55479-1026

  Fidelity Investments (6) .....................     2,636,296             0        13.0%              0             0       0
   FMR Corp
   82 Devonshire Street
   Boston, Massachusetts 02109-3614

(b) DIRECTORS, NOT LISTED ABOVE, INCLUDING
    NOMINEES, AND NAMED EXECUTIVE OFFICERS

  Herbert M. Baum, Director (8) ................         4,078             0        *                  0             0       0

  Robert A. Burnett, Director (4)(8) ...........        49,948             0        *             35,148        24,000       *

  Pierson M. Grieve, Director (8) ..............         8,602             0        *                  0             0       0

  Larry D. Hartsook, Vice President -- .........        20,644             0        *                  0             0       0
   Finance (7)

  Joel W. Johnson, Director (8) ................         2,078             0        *                  0             0       0

  Philip A. Jones, President -- ................        34,400             0        *                  0             0       0
   Broadcasting Group (7)

  William T. Kerr, Director, ...................        62,701         2,000        *                  0             0       0
   President & COO (4)(7)

  Robert E. Lee, Director (8) ..................         6,632             0        *              1,400             0       *

  Richard S. Levitt, Director (4)(8) ...........         8,602        12,000        *                  0        12,000       *

  Christopher M. Little, President -- ..........        20,201             0        *                  0             0       0
   Publishing Group (7)

  Nicholas L. Reding, Director (8) .............         4,248             0        *                  0             0       0

  Jack D. Rehm, Director, Chairman of ..........       167,615           672        *             22,729           672       *
   the Board & CEO (4)(7)

  Barbara S. Uehling, Director (8) .............         8,802             0        *                200             0       *

(c) ALL DIRECTORS AND EXECUTIVE OFFICERS
    AS A GROUP (3)(4)(5)(6)(7)(8)(9) (18 persons)    2,712,299        61,498       30%         3,598,960     1,113,674      72%

- ------------------------
* Less than one percent.

(1) The calculation of percentage of class of Common Stock Owned includes any amounts of common stock deemed to be owned by the stockholder as a result of the stockholder's ownership of class B stock which is convertible, share for share, into common stock.

(2) Class B stock is not transferable except to members of the family of the holder and certain other related entities. Class B stock, however, is convertible, share for share, at any time into fully transferable common stock without the payment of any consideration.

(3) Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named stockholder of beneficial ownership of these shares for any other purpose.

(4) Includes any shares beneficially owned by spouses and relatives living in the same home with the named individuals.

(5) Includes any shares beneficially owned by Norwest Bank Iowa, N.A., a subsidiary of Norwest Corporation.

(6) Information as of December 31, 1995, based on Schedule 13G filed with the Securities and Exchange Commission.

(7) Includes shares held by Norwest Bank Iowa, N.A., as trustee under the Meredith Savings and Investment Plan for the benefit of certain officers, which shares are voted by the trustee only at the direction of the individual plan participants. The inclusion of these shares is not to be taken as an admission by the respective officers of ownership of these shares for any other purpose.

(8) Within sixty (60) days following the date of this Proxy Statement, the number of stock options that may be exercised by each of the following listed non-employee directors under the Company's 1993 Stock Option Plan for Non-Employee Directors is as follows: 2,200 shares for Messrs. Herbert M. Baum and Joel W. Johnson; 4,200 shares for Messrs. Robert A. Burnett, Pierson M. Grieve, Frederick B. Henry, Robert E. Lee, Richard S. Levitt, Nicholas L. Reding and Dr. Barbara S. Uehling.

(9) Information as of April 30, 1996, based on Form 4 filed with the Securities and Exchange Commission.


                              ELECTION OF DIRECTORS

    The Restated Articles of Incorporation provide that the Board of Directors shall consist of not fewer than three nor more than 15 persons, as may be provided by the Bylaws, to be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The last resolution provided for 12 directors. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

    Listed below are the four persons who have been nominated as Class I directors to serve three-year terms to expire in 1999. All nominees are currently serving as directors and were previously elected by the stockholders. Should any of these nominees become unable to serve prior to the upcoming Annual Meeting, an event which is not anticipated by the Company, the proxies, except those from stockholders who have given instructions to withhold voting for the following nominees, will be voted for such other person as the Compensation/Nominating Committee may nominate. Certain information concerning each of the four nominees and each of the continuing directors is set forth below.


                  NOMINEES FOR ELECTION AS CLASS I DIRECTORS --
                              TERMS EXPIRE IN 1999

                                 YEAR
                             FIRST ELECTED                 PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
      NOMINEE         AGE    AS A DIRECTOR               DURING THE PAST FIVE YEARS AND OTHER INFORMATION
- ------------------    ---    -------------   ----------------------------------------------------------------------------
Pierson M. Grieve     68         1985        Chairman and CEO, Retired, Ecolab, Inc. (developer and marketer of cleaning, sanitizing and maintenance products and services), December 1995 to present; Chairman, Ecolab, Inc., 1992 to December 1995; Chairman and
                                             Chief Executive Officer, Ecolab, Inc., 1992 to March 1995; Chairman,
                                             President and Chief Executive Officer, Ecolab, Inc., 1985 to
                                             1992. Mr. Grieve is a director of St. Paul Companies, Inc.; Norwest
                                             Corporation; U S West, Inc.; Minnegasco, a subsidiary of NorAm,
                                             Inc.; and Danka Business Systems, PLC.

Robert E. Lee         61         1982        Executive Director, The Denver Foundation (community foundation), 1989 to present. Mr. Lee is a director of Equitable of Iowa Companies and
                                             Storage Technology Corporation.

Jack D. Rehm          63         1988        Chairman of the Board, Meredith Corporation, July 1992 to present; Chief
                                             Executive Officer, Meredith Corporation, 1989 to present; President,
                                             Meredith Corporation, 1988 to July 1994. Mr. Rehm is a director of Equitable of Iowa Companies, International Multifoods Corporation and Norwest Bank
                                             Iowa, N.A.

Barbara S. Uehling    64         1980        Executive Director of the Business -- Higher Education Forum (non-profit organization that addresses issues of mutual concern to business and higher education), February 1995 to present; Interim Director of the
                                             Business -- Higher Education Forum, July 1994 to February 1995; Chancellor,
                                             University of California, Santa Barbara, 1987 to July 1994.


             DIRECTORS CONTINUING IN OFFICE AS CLASS II DIRECTORS --
                              TERMS EXPIRE IN 1997

                                 YEAR
                             FIRST ELECTED               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
     DIRECTOR         AGE    AS A DIRECTOR             DURING THE PAST FIVE YEARS AND OTHER INFORMATION
- ------------------    ---    -------------   ----------------------------------------------------------------------
Herbert M. Baum       59         1994        Chairman & Chief Executive Officer, Quaker State Corporation (producer of motor oil and lubricants and marketer of products and services in the automotive aftermarket), July 1995 to present; President,
                                             Chairman & Chief Executive Officer, Quaker State Corporation, 1993 to
                                             June 1995; Executive Vice President & President, Campbell North and
                                             South America, Campbell Soup Company (producer and marketer of food products), 1992 to 1993; Executive Vice President &
                                             President, Campbell North America, Campbell Soup Company, 1990 to
                                             1992. Mr. Baum is a director of Quaker State Corporation and
                                             Whitman Corporation.

Frederick B. Henry    50         1969        President, The Bohen Foundation (private charitable foundation), 1985 to present.

William T. Kerr       55         1994        President and Chief Operating Officer, Meredith Corporation, July 1994
                                             to present; President-Magazine Group and Executive Vice President,
                                             Meredith Corporation, 1991 to 1994. Mr. Kerr is a director of Principal
                                             Mutual Life Insurance Company.

Nicholas L. Reding    61         1992        Vice Chairman, Monsanto Company (diversified company in pharmaceuticals, food products and agricultural chemicals), 1992 to present; Executive
                                             Vice President, Monsanto Company, 1990 to 1992. Mr. Reding is a director of Monsanto Company, International Multifoods Corporation and CPI
                                             Corporation.


            DIRECTORS CONTINUING IN OFFICE AS CLASS III DIRECTORS --
                              TERMS EXPIRE IN 1998

                                 YEAR
                             FIRST ELECTED               PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
     DIRECTOR         AGE    AS A DIRECTOR             DURING THE PAST FIVE YEARS AND OTHER INFORMATION
- -----------------     ---    -------------   ------------------------------------------------------------------------
Robert A. Burnett     69         1969        Consultant, Meredith Corporation, 1992 to present; Retired. Chairman of the Board, Meredith Corporation, 1989 to 1992. Mr. Burnett is a
                                             director of Whirlpool Corporation, MidAmerican Energy Company, ITT
                                             Corporation, ITT Industries, Inc., and ITT Hartford Group, Inc.

Joel W. Johnson       53         1994        Chairman, President and Chief Executive Officer, Hormel Foods
                                             Corporation (producer and marketer of meat and food products), December
                                             1995 to present; President and Chief Executive Officer, Hormel Foods
                                             Corporation, 1993 to December 1995; President, Hormel Foods Corporation,
                                             1992 to 1993; Executive Vice President, Hormel Foods Corporation,
                                             1991 to 1992. Mr. Johnson is a director of Hormel Foods Corporation and Ecolab, Inc.

Richard S. Levitt     66         1971        Chairman and Chief Executive Officer, Nellis Corporation (private capital management), 1988 to present. Mr. Levitt is a director of
                                             Gaylord Container Corporation and Norwest Corporation.

E. T. Meredith III    63         1966        Chairman of the Executive Committee, Meredith Corporation, 1988 to
                                             present.


                                BOARD COMMITTEES

In fiscal 1995-96 there were five standing committees of the Board of Directors:

    AUDIT COMMITTEE. The members of this committee are Messrs. Levitt (Chairman), Henry, Johnson and Lee and Dr. Uehling. The committee is composed entirely of non-employee directors. The committee reviews with the Company's outside auditors the scope and results of the annual audit, determines the responsibilities and scope of the Company's internal audit department and carries on such other activities as required to give additional assurances regarding financial information used by the Board and distributed to outsiders.

    COMPENSATION/NOMINATING COMMITTEE. The members of this committee are Messrs. Lee (Chairman), Henry, Levitt and Reding. The committee is composed entirely of non-employee directors. The committee reviews and approves changes in corporate officers' salaries and salary administration plans and programs, approves prior to adoption any management incentive, bonus or stock plans or agreements and administers such plans as required. The committee nominates directors to serve on the Board. The committee will consider stockholder recommendations for directors sent to the Compensation/Nominating Committee, c/o Thomas L. Slaughter, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

    EXECUTIVE COMMITTEE. The members of this committee are Messrs. Meredith (Chairman), Burnett, Kerr, Levitt and Rehm. The committee has, during intervals between meetings of the Board, all the authority of the Board in management of the business except for the authority to declare dividends, fix compensation of any members of the committee, amend or repeal certain resolutions of the Board, or make fundamental changes in the corporate structure of the Company.

    FINANCE COMMITTEE. The members of this committee are Messrs. Reding (Chairman), Baum, Burnett, Grieve and Lee. The committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing plans and annual operating and capital budgets. It also provides financial advice and counsel to management, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal, supervises corporate investment portfolios and reviews capital expenditure requests by management within the limits established by the Board.

    PENSION COMMITTEE. The members of this committee are Messrs. Grieve (Chairman), Baum, Henry and Johnson and Dr. Uehling. The committee reviews pension plans and amendments to ascertain that they are being administered in accordance with their terms and are providing authorized benefits, reviews levels and types of benefits and recommends changes. The committee recommends to the Board investment objectives for pension funds, reviews the performance of the funds and recommends to the Board such committees it deems desirable for the administration of the pension plans.

    During fiscal 1995-96, the full Board met four times, the Audit Committee met three times, the Finance Committee met four times, the Compensation/Nominating Committee met five times, the Pension Committee met two times and the Executive Committee met once. Other than Mr. Grieve, the directors attended all of the meetings during fiscal 1995-96. Mr. Grieve missed one meeting of the Board and one meeting of the Finance and Pension Committees during fiscal 1995-96 due to an emergency.

    During fiscal 1995-96, non-employee directors received an annual retainer of $20,000 and $800 for each committee meeting ($600 for telephone meetings) and each board meeting attended, with a $200 meeting supplement for committee chairs. To encourage directors' ownership of Meredith stock, directors had the opportunity to receive the annual retainer in restricted stock under the Meredith Corporation 1990 Restricted Stock Plan for Non-Employee Directors. If a director elected to receive restricted stock, the retainer for the year was increased by 5% and converted to stock. The restricted stock vests on the fifth anniversary of the date of the grant. During fiscal 1995-96, all non-employee directors, with two exceptions, participated in the program. The 1993 Stock Option Plan for Non-Employee Directors is a further encouragement of directors' ownership of Meredith stock. Each non-employee director received an option to purchase 2,000 shares of Company common stock on the day following the Annual Meeting of Stockholders. Employee directors receive no compensation for board service. If a non-employee member of the Board of Directors retires from the Board, the director receives a monthly retirement benefit equal to 1/12 of the annual retainer fee for directors at the date of such retirement, for a period equal to the number of full calendar months during which the director served on the Board, not to exceed 120 months. Pursuant to a consulting agreement, Robert
A. Burnett, former Chairman of the Board and a current director, receives not less than $150,000 per year through July 1, 1997.

    Effective as of this Annual Meeting, the compensation program for the non-employee directors who are not expected to retire from service on the Board on or before February 2, 1998, will be changed to provide for a $35,000 annual retainer with an additional $3,000 annual retainer for committee chairmen. Each director may elect to receive all or 50% of the annual retainer (including the chairman retainer) in either restricted stock or stock equivalents equal to 105% of the amount of the annual retainer converted. The annual grant of stock options will be increased to 3,000 options. The non-employee director pension and life insurance programs have been ended for directors with anticipated retirement dates after February 2, 1998. The accrued pension balance for those directors will be converted into stock equivalents as of this Annual Meeting date and credited to each director's account. Stock equivalents equal to future declared dividends on the Company's common stock also will be credited. On retirement, the director will receive shares of Company common stock equal to the whole number of stock equivalents. The increase in the reserves of Company common stock for issuance under the 1990 Restricted Stock Plan for Non-Employee Directors and the 1993 Stock Option Plan for Non-Employee Directors proposed in this Proxy Statement for approval of the stockholders will permit the full implementation of this new compensation program.


                     REPORT OF THE COMPENSATION / NOMINATING
                       COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation/Nominating Committee reviews, considers and approves changes in the compensation of the Company's officers. The Committee administers various stock and other compensation-related plans provided for the benefit of the Company's officers, directors, and other key managers, with the purpose of encouraging the participants to achieve the Company's performance goals and to align the interests of the participants with the interests of the Company's stockholders. The Compensation/Nominating Committee is composed entirely of independent outside directors. There are no Compensation Committee interlocks and there is no insider participation on the Committee. The Committee has provided the following report on executive compensation for inclusion in this Proxy Statement:

COMPENSATION PHILOSOPHY
The Company's executive compensation philosophy has the following objectives:

       (1) To provide compensation opportunities competitive with those available at comparable firms in the specific industries in which the Company conducts its businesses and the national marketplace;

       (2) To provide the opportunity to earn beyond competitive levels if superior operating performance and stockholder returns are achieved;

       (3) To design incentives that balance the need to meet or exceed annual operating plans with the need to grow the business long term and provide superior stockholder returns;

       (4) To provide clear, controllable and measurable objectives for the executives to meet; and

       (5) To attract, retain and motivate top-caliber executives in each market segment in which the Company competes.

    Pay for performance, which is directly linked to both short-term and long-term compensation, is the foundation of the compensation program for the Company's Chief Executive Officer and other executive officers.

    Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and to each of the named executive officers to $1,000,000 annually. The Committee believes that it is in the best interests of the Company to receive maximum tax deductibility for compensation paid to the CEO and the other executive officers under Section 162(m). The Committee has adopted or approved appropriate changes to the Company's long-term and short-term incentive programs to provide for the deductibility of compensation received under the plans, but reserves the right to provide for compensation to the CEO and other executive officers, that may not be deductible, if in the best interests of the Company and the stockholders. The 1996 Stock Incentive Plan, described elsewhere in this Proxy Statement, contains provisions required by Section 162(m) for grants of stock options under said plan to be exempt under Section 162(m) and is being presented for approval by the Company's stockholders.

CEO AND EXECUTIVE OFFICER COMPENSATION PROGRAM ELEMENTS
    Periodic media and general industry competitive market reviews of executive compensation are conducted with the assistance of outside compensation consultants. The Company's compensation program strives to be competitive in relation to the market data available. The Committee establishes CEO and other executive officer base salaries within the mid-range of the market survey data. Short-term and long-term incentive targets are set in the same manner. Superior performance may result in compensation beyond the mid-range.

    BASE SALARY. Salaries for the CEO and executive officer group are based on the marketplace value of each job and on individual contributions and performance. The performance of the CEO and each executive officer is reviewed annually by the Committee. Salary increases are based primarily on the annual merit reviews. The rates of increase are tied to both individual performance and general executive compensation trends.

    Mr. Rehm's annual base salary, pursuant to his employment contract, was increased from $525,000 to $600,000 for the 1995-1996 fiscal year. In providing this increase, the Committee considered the Company's continued strong financial performance, the continued building of stockholder value, and competitive media marketplace factors. Mr. Rehm's salary is within the mid-range of salaries for comparable positions as reported in the competitive markets surveyed.

    SHORT-TERM INCENTIVE PROGRAM. The Company's Management Incentive Plan provides the CEO and other executive officers with an annual incentive to attain established financial and overall performance targets. For the 1995-1996 fiscal year, at least 85% of the incentive awards to the CEO and all other executive officers was based on specific financial targets relating to earnings and cash flow, with the balance relating to predetermined qualitative organizational objectives.

    The goals for each participant are reviewed and revised annually in connection with the approval of the budget for the upcoming fiscal year. For the 1995-1996 fiscal year, the incentive payments for goal achievement for the CEO were set at 50% of base salary for achieving target and up to 125% of base salary for achieving performance above target. The incentive payments for the other executive officers ranged from 40% to 45% for achieving target and up to 100% to 112.5% for achieving performance above target. At each quarterly meeting of the Committee, the progress of the CEO and the other executive officers toward meeting the quantitative goals established for the fiscal year was reviewed.

    For the 1995-1996 fiscal year, the Company exceeded the target financial performance goals established by the Committee at the beginning of the year for Mr. Rehm to receive his incentive award. Mr. Rehm received an incentive award of $750,000, which was determined primarily by the fact that the Company significantly exceeded budgeted earnings and cash flow. Other factors considered by the Committee in determining Mr. Rehm's award were the further strengthening of the Company's core businesses through strategic dispositions, acquisitions and alliances and the early achievement of the Company's fiscal 1997 return on equity goal. In addition, the Committee recognized the over 64% improvement in the price of the Company's common stock during the fiscal year.

    For the 1995-1996 fiscal year, the other executive officers named in this Proxy Statement received incentive awards totaling $1,257,000. For the corporate officers (other than operating group presidents), the awards were based on the fact that the Company surpassed financial targets for earnings and cash flow and in recognition of the achievement of qualitative goals. For the operating group presidents, the awards were based on the performance of the relevant group and/or operation against the respective financial targets for earnings and cash flow, the fact that the Company surpassed financial targets for earnings and in recognition of the achievement of qualitative goals.

    LONG-TERM INCENTIVE PROGRAM. In the 1995-1996 fiscal year, the Committee utilized the grant of nonqualified stock options, under the 1992 Meredith Corporation Stock Incentive Plan (the "1992 Plan"), to the executive officers in the implementation of its long-term incentive program.


    The nonqualified stock options awarded by the Committee under the 1992 Plan during the 1995-1996 fiscal year as part of the long-term incentive program are exercisable one-third per year over the three-year period commencing on the first anniversary of the award date. The options granted will expire on the tenth anniversary of the date of grant. All options granted become exercisable in the event of the grantee's termination of employment due to death, disability or retirement. Unless the grantee's employment with the Company is terminated for reasons other than death, disability or retirement, the grantee may exercise all exercisable stock options until the date of expiration. All options granted during fiscal year 1995-1996 carry an exercise price at or above the fair market value on the date of grant.

    During fiscal year 1995-1996, Mr. Rehm was granted 65,000 nonqualified stock options at $33.50 per share and 35,000 nonqualified stock options at $41.875 per share, and the other named executive officers were granted an aggregate total of 112,800 nonqualified stock options at $33.50 per share. These grants were in furtherance of the Committee's desire to encourage the executive officers to focus on long-term performance and stockholder value under the long-term incentive plan.

    FIFTEEN PERCENT RETURN ON EQUITY ("ROE") PROGRAM. The Company established a goal of achieving and maintaining a 15% ROE by the end of fiscal year 1996-1997. Subsequent to the establishment of this goal, the Company adopted a change in accounting principle related to subscription acquisition costs which reduced the Company's stockholder equity thus favorably affecting the calculation of ROE. As of the end of fiscal year 1995-1996, the Company's ROE was 16.2%, calculated as if the accounting principle had not been adopted, and 19.6% as calculated under the new accounting principle.


    In fiscal 1994-1995, Mr. Rehm was granted 32,028 nonqualified options at $23.125 per share and 25,000 shares of restricted stock under the 15% ROE Program. The other named executive officers were granted an aggregate total of 220,186 nonqualified options at $23.125 per share under the 15% ROE Program. The restrictions on up to 75% of the restricted stock were to lapse and the vesting of up to 75% of the nonqualified options was to accelerate if the Company achieved an ROE between 14.5% and 15% by the end of fiscal year 1996-1997. The restrictions on the balance of the restricted stock were to lapse at the end of the following fiscal year if 15% ROE was achieved for that year. Similarly, the vesting of the balance of the nonqualified options was to accelerate to the end of the following fiscal year if the 15% ROE was achieved. The Committee on August 14, 1996, acting within its authority under the plan and in recognition of the achievement of the Company's ROE goal one year in advance of its target, authorized the lapse of the restrictions on 75% of the restricted stock granted to Mr. Rehm effective September 1, 1996 (subject to a limitation on the number of shares on which the restrictions lapse on that date to ensure the deductibility of the value of the shares under Section 162(m)), and authorized the acceleration of the vesting of 75% of the nonqualified options granted to August 14, 1996. The Company must maintain at least a 15% ROE for the 1996-1997 fiscal year for the balance of the restrictions to lapse and vesting to accelerate.

    THE MEREDITH EXECUTIVE STOCK OWNERSHIP PROGRAM. A stock ownership program has been designed by the Committee utilizing the 1992 Plan. The purpose of the program is to encourage increased Company stock holdings by executive officers. Target levels of individual stock holdings are established for the participants in the program at one or two times base pay. Each participant, other than Mr. Rehm, is awarded restricted stock equal to 20% of his or her personal acquisitions of Company stock since the last day of the prior fiscal year. The incremental stock holdings must be maintained for a specified period of time in order for the restrictions to lapse. The Committee believes this program will provide further incentives to the participants to focus on long-term Company performance and stockholder value. Mr. Rehm participated in the program and has achieved his target level, but did not receive an award of restricted stock. The other named executive officers received an aggregate total of 3,700 shares of restricted stock under this program during fiscal year 1995-1996.

OTHER COMPENSATION
    The CEO and other executive officers are eligible to participate in the Company benefit plans described elsewhere in this Proxy Statement under the terms of those plans and without consideration of achievement of performance standards.

PEER GROUP SELECTION AND COMPARATIVE ANALYSIS
    The Company does not believe that the published indices accurately reflect the mix of businesses in which the Company competes. Therefore, the Company has in good faith selected a Peer Group of 12 media and television broadcast companies for the purpose of preparing the stockholder performance graph contained elsewhere in this Proxy Statement. Recognizing that there are no other companies that have the exact same combination of businesses as the Company, the companies selected for the Peer Group have multimedia businesses primarily with publishing and/or television broadcasting in common with the Company. In previous years the Peer Group selected by the Company consisted of 13 media and broadcast companies. With the merger of Capital Cities/ABC, Inc. and The Walt Disney Company, the Company has removed Capital Cities/ABC, Inc. from its Peer Group because that merged company's activities primarily are in other combinations of businesses (e.g., film, entertainment and theme parks).

    Many of the companies selected for the Peer Group are larger and/or engaged in businesses other than the Company's core businesses. Consequently, for the purposes of compensation comparisons, the Company and the Committee have chosen to use broader media and general industry survey information that includes information on members of the Peer Group. The Committee has attempted to maintain the compensation for the CEO and other executive officers at a level close to the mid-range of the surveyed groups.

CONCLUSION
    The Committee believes that the Company's executive compensation programs effectively tie executive pay to the performance of the Company and to stockholder value.

                             Mr. Robert E. Lee, Chairman
                             Mr. Frederick B. Henry
                             Mr. Richard S. Levitt
                             Mr. Nicholas L. Reding


                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table provides a summary of compensation paid to the CEO and the four most highly compensated executive officers of the Company for services rendered to the Company during each of the last three fiscal years.


                          SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                           --------------------------------------
                                            ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                                 ----------------------------------------  --------------------------  ----------
                                                                            RESTRICTED    SECURITIES
                                                                OTHER         STOCK       UNDERLYING
                                                                ANNUAL       AWARD(S)       OPTION        LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY     BONUS   COMPENSATION  (1)(2)(3)(4)  AWARDS(3)(5)  PAYOUTS(6)  COMPENSATION(7)
- ---------------------------      ----     ------     -----   ------------  ------------  ------------  ----------  ---------------
Jack D. Rehm                     1996   $600,000   $750,000       *                0        100,000        --         $17,561
 Chairman of the Board and       1995    525,000    650,000       *         $601,563         32,028        --          18,907
 Chief Executive Officer         1994    500,000    625,000       *                0              0     $382,320       18,635

William T. Kerr                  1996   $480,000   $540,000       *         $ 78,250         52,500        --         $17,064
 President and Chief             1995    440,000    490,000       *          211,750        128,284        --          14,945
 Operating Officer               1994    366,500    308,000       *           98,044         35,400     $222,000       18,430

Christopher M. Little (8)        1996   $356,000   $325,000       *         $ 15,650         27,300        --         $18,700
 President -- Publishing Group   1995    336,000    332,000       *           96,250         89,328        --          19,510
                                 1994

Philip A. Jones                  1996   $320,000   $202,000       *         $ 46,950         22,500        --         $15,789
 President -- Broadcasting
 Group                           1995    302,000    293,000       *          197,313         79,814        --          16,285
                                 1994    287,000    287,000       *           68,994         28,200      $31,800       17,598

Larry D. Hartsook                1996   $193,500   $190,000       *         $  3,913         10,500        --         $16,472
 Vice President -- Finance       1995    183,500    175,000       *           57,750         45,160        --          16,444
                                 1994    175,000    158,000       *           43,575         13,800     $118,000       17,223

- --------------------------
*Less than required reportable amount.

(1) Accumulated Restricted Stock**

                                                                   AGGREGATE
                                                   SHARES        YEAR-END VALUE
                                                  --------       --------------

                      Jack D. Rehm                167,262 ***      $6,983,189
                      William T. Kerr              37,200           1,533,100
                      Christopher M. Little         7,200             300,600
                      Philip A. Jones              21,000             876,750
                      Larry D. Hartsook            11,100             463,425

- ---------------------------
** Adjusted for the stock dividend in the form of a two-for-one stock split on 3/16/95.

*** Includes 54,862 shares Mr. Rehm acquired through the conversion of deferred long-term awards, and 25,000 shares awarded with restrictions that lapse only if the Company achieves certain ROE goals (see note 4 below). Dividends are paid on reported restricted stock.

(2) Restricted stock awards vest five years after date of grant except for Mr. Rehm who has both five- and ten-year vesting restrictions and restrictions that lapse only if the Company achieves certain ROE goals (see note 4 below) and Mr. Kerr who has shares vesting at three, four, five, six and seven years.

(3) Adjusted for the stock dividend in the form of a two-for-one stock split on 3/16/95.

(4) On September 1, 1994, Mr. Rehm was awarded 25,000 shares of restricted stock with performance restrictions related to the Company's achieving at least a 14.50% ROE for the 1996-97 fiscal year and a 15% ROE for the 1997-98 fiscal year. On August 14, 1996, the Compensation/Nominating Committee approved the acceleration of the lapse of restrictions to September 1, 1996, on 75% of the shares of restricted stock (subject to a limitation on the number of shares on which the restrictions lapse on that date to ensure the deductibility of the value of the shares under Section 162 (m)) in recognition of the Company's having achieved and surpassed the ROE goal one year early. The balance of the restrictions will lapse in 1997 if the Company achieves an ROE of at least 15% for the 1996-97 fiscal year. The restricted stock on which the restrictions do not lapse due to the failure to achieve the ROE goal will be forfeited to the Company.

(5) On August 10, 1994, Mr. Rehm and the other named executive officers were granted an aggregate of 252,214 nonqualified stock options exercisable in February 2004, but with an acceleration of vesting to 1997 on a graduated number up to 75% if the Company achieves an ROE for fiscal year 1996-97 equal to or greater than 14.50%, and the balance exercisable in 1998 if the Company achieves an ROE of at least 15% for the 1997-98 fiscal year. On August 14, 1996, the Compensation/Nominating Committee approved the acceleration of the vesting of 75% of said options as of that date in recognition of the Company's having achieved and surpassed the ROE goal one year early. The balance of the options will become exercisable in 1997 if the Company achieves an ROE of at least 15% for the 1996-97 fiscal year.


(6) The Company's Long-Term Executive Incentive Plan has been discontinued. The 1994 payouts are the final payouts under the plan.


(7) This column discloses: (a) matching contributions made by the Company equal to 75% of the first 5% of the employee's contributions to the Meredith Savings and Investment Plan, a defined contribution plan available generally to the employees of the Company. The Company made matching contributions to the plan of $5,764.30 for Mr. Rehm, $5,764.30 for Mr. Kerr, $6,300 for Mr. Little, $5,128.74 for Mr. Jones, and $5,812.46 for Mr. Hartsook; (b) life insurance premiums paid by the Company on policies that are owned by the employees under split dollar insurance arrangements as follows: Mr. Rehm, $11,797; Mr. Kerr, $11,300; Mr. Little, $12,400; Mr. Jones, $10,660; and Mr.
    Hartsook, $10,660.

(8) Not employed by the Company as an executive officer prior to July 1, 1994.


OPTION GRANTS TABLE
    The following table sets forth certain information with respect to options to purchase shares of the Company's common stock awarded during the 1995-96 fiscal year to the named executive officers. All options granted were nonqualified options. No stock appreciation rights alone or in tandem with stock options were awarded in fiscal year 1995-96. The option exercise price is no lower than the fair market value of the Company's common stock on the date of the grant. All options become exercisable in installments of one-third on the first three anniversaries of the date of grant.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       REALIZABLE VALUE AT
                                                                                                          ASSUMED ANNUAL
                                                                                                       RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS                                         APPRECIATION FOR OPTION TERM(3)
- -----------------------------------------------------------------------------------------------   -------------------------------
                                                  % OF TOTAL
                              NUMBER OF         OPTIONS GRANTED
                             SECURITIES               TO            EXERCISE
                             UNDERLYING          EMPLOYEES IN        OR BASE      EXPIRATION
NAME                     OPTIONS GRANTED(1)     FISCAL YEAR(1)      PRICE($)        DATE(2)          5%($)            10%($)
- ----                     ------------------     ---------------     ---------   --------------    -----------     --------------
Jack D. Rehm                   65,000                16.74%          33.500     August 8, 2005      1,369,418         3,470,374
Jack D. Rehm                   35,000                 9.01%          41.875     August 8, 2005        921,724         2,335,829
William T. Kerr                52,500                13.52%          33.500     August 8, 2005      1,106,068         2,802,995
Christopher M. Little          27,300                 7.03%          33.500     August 8, 2005        575,156         1,457,557
Philip A. Jones                22,500                 5.79%          33.500     August 8, 2005        474,029         1,201,283
Larry D. Hartsook              10,500                 2.70%          33.500     August 8, 2005        221,214           560,599
All Stockholders                 --                    --              --              --         567,756,931     1,438,807,536

- -----------------------
(1) Total options granted during the fiscal year were 388,300.

(2) Options are fully exercisable after death or termination of employment due to disability or retirement through the expiration date.

(3) As required by the rules of the Securities and Exchange Commission, the dollar amounts under these columns represent the hypothetical gain or "option spread" that would exist for the options based on assumed 5% and 10% annual compounded rates of stock price appreciation over the full option term. The prescribed rates are not intended to forecast possible future appreciation.


OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
    The following table sets forth as to each named executive officer information with respect to the status of all options granted as of June 30, 1996.


   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR
                                     VALUES

                                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                                  OPTIONS AT FY-END (#)(1)             FY-END ($)(1)
                         SHARES ACQUIRED    VALUE REALIZED     ----------------------------    ----------------------------
NAME                       ON EXERCISE           ($)           EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----                     ---------------    --------------     -----------    -------------    -----------    -------------
Jack D. Rehm                     0                   0           300,000         132,028        8,063,250       1,132,772
William T. Kerr                  0                   0            69,400         175,784        1,722,896       2,800,827
Christopher M. Little        3,000              68,715            24,000         110,628          554,930       1,801,459
Philip A. Jones                  0                   0            54,600         102,314        1,392,393       1,729,149
Larry D. Hartsook            5,000             110,238            20,800          55,660          512,511         955,618

- -----------------------
(1) As adjusted for the stock dividend in the form of a two-for-one stock split on 3/16/95.

NEW PLANS BENEFITS TABLE
    The following table provides information on the nonqualified stock options granted under the 1996 Stock Incentive Plan (the "1996 Plan") on August 14, 1996, subject to the approval of the 1996 Plan by the Company stockholders and under the 1993 Stock Option Plan for Non-Employee Directors, as amended.


                               NEW PLANS BENEFITS


NAME AND POSITION                                     NUMBER OF UNITS (1)
- -----------------                                     -------------------
Jack D. Rehm, Chairman and CEO ..................                 0
William T. Kerr, President and COO ..............            87,500
Philip A. Jones, President-Broadcasting Group ...            22,500
Christopher M. Little, President-Publishing Group            27,300
Larry D. Hartsook, Vice President-Finance .......            11,700
Executive Officer Group (2) .....................           149,000
Non-Executive Director Group (3) ................            25,000
Non-Executive Officer Employee Group (4) ........            36,000

- ---------------------
(1) Number of nonqualified options granted on August 14, 1996, subject to approval of the 1996 Plan by the stockholders.

(2) Eight executive officers including the above-named executive officers.

(3) Nine Directors. Seven at 3,000 options and two at 2,000 options. No information is reported on the 1990 Restricted Stock Plan for Non-Employee Directors, as amended, because the amount is not currently determinable.

(4) Four employees


                        COMPARISON OF STOCKHOLDER RETURN

    The following graph compares the performance of the Company's common stock during the period July 1, 1991, to June 30, 1996, with the S&P 500 Index and a Peer Group of 12 companies engaged in multimedia businesses primarily with publishing and/or television broadcasting in common with the Company.

    The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The Peer Group selected by the Company for comparison, which is also weighted by market capitalization, is comprised of the following: A.H. Belo Corporation; Gannett Company, Inc.; Lee Enterprises, Inc.; McGraw-Hill, Inc.; Media General, Inc.; New York Times Company; Reader's Digest Association, Inc.;
E. W. Scripps Company; Time Warner, Inc.; Times Mirror Company; Tribune Company and Washington Post Company. Capital Cities/ABC, Inc. has been deleted from the Peer Group this year as a result of that company's merger with The Walt Disney Company, because that merged company's activities primarily are in other combinations of businesses (e.g., film, entertainment and theme parks).

    The graph depicts the results of investing $100 in the Company's common stock, the S&P 500 Index and the Peer Group at closing prices on June 30, 1991. It assumes that dividends were reinvested.


                                    [GRAPH]


               1991    1992    1993    1994    1995    1996
               ----    ----    ----    ----    ----    ----

Meredith       $100    $102    $137    $165    $199    $332
S&P 500        $100    $113    $129    $131    $165    $207
Peer Group     $100    $119    $135    $136    $171    $209


                  RETIREMENT PROGRAMS AND EMPLOYMENT AGREEMENTS

    The Company maintains separate qualified defined benefit plans for its union and nonunion employees, as well as two nonqualified supplemental pension plans covering certain nonunion employees. Defined benefit plans and the supplemental pension plans are actuarial plans and the amount of the contribution with respect to a specific person cannot readily be separately calculated by the regular actuaries for the plans. The Company makes annual contributions to the qualified plans to the extent permitted by the funding rules of the Internal Revenue Service.

    As of September 1, 1995, the latest date for which information is available, 256 employees participated in the bargaining unit defined benefit plan. As of January 1, 1996, the latest date for which information is available, 1,934 nonunion employees participated in the nonunion defined benefit plans. Assuming retirement at age 65, estimated annual retirement benefits under the nonunion qualified plan as in effect for the 1996 plan year would be as follows:

                                PENSION TABLE


            FINAL                     YEARS OF SERVICE*
           AVERAGE     -----------------------------------------------
        COMPENSATION      10           15           20           25
        ------------   --------     --------     --------     --------

          $100,000     $ 15,507     $ 23,261     $ 31,014     $ 38,768
           150,000       25,507       38,261       51,014       63,768
           200,000       35,507       53,261       71,014       88,768
           300,000       55,507       83,261      111,014      138,768
           400,000       75,507      113,261      151,014      188,768
           500,000       95,507      143,261      191,014      238,768
           600,000      115,507      173,261      231,014      288,768

- -------------------
*Service prior to September 1, 1989, may cause these amounts to be increased due to the conversion of the defined benefit plan (including the participant contributions, if any) to the cash balance formula. Service credit is capped at 25 years, so there are no incremental retirement benefits under the qualified plan for years after 25 years of service.

    As of January 1, 1996, the credited years of service for individuals listed in the compensation table above are as follows: Jack D. Rehm, Chairman and Chief Executive Officer -- 33 years; William T. Kerr, President and Chief Operating Officer -- 4 years; Philip A. Jones, President-Broadcasting Group -- 16 years; Christopher M. Little, President-Publishing Group -- 3 years; and Larry D. Hartsook, Vice President- Finance -- 26 years. For 1995, covered compensation for purposes of the supplemental pension plans including bonuses was $1,212,500 for Jack D. Rehm, Chairman and Chief Executive Officer; $950,000 for William T. Kerr, President and Chief Operating Officer; $604,000 for Philip A. Jones, President-Broadcasting Group; $678,000 for Christopher M. Little, President-Publishing Group; and $363,500 for Larry D. Hartsook, Vice President-Finance.

    The Company has an agreement with Jack D. Rehm that provides for his employment as Chief Executive Officer and Chairman or in such other capacity as mutually agreed upon through October 31, 1997. Prior to January 1, 1993, Mr. Rehm received an annual salary of not less than $430,000. From January 1, 1993, forward, Mr. Rehm will receive an annual salary of not less than $475,000 and an annual incentive bonus determined under the terms of the Company's Management Incentive Plan. At June 30, 1996, Mr. Rehm's base salary was $600,000. In the event of the termination of Mr. Rehm's employment due to death, his then current annual base salary will be paid to his designated beneficiary for a period of 12 months following the date of death. In the event Mr. Rehm becomes permanently disabled, his annual base salary will continue to be paid at periodically reduced rates through October 31, 1998. If Mr. Rehm is discharged for reasons other than cause, the Company will continue to pay Mr. Rehm his annual base salary through October 31, 1997.

    The Company entered into an agreement with William T. Kerr that provided for his employment through June 30, 1994, subject to automatic renewal for subsequent one-year terms. The agreement provided that Mr. Kerr would serve as President-Magazine Group and corporate Executive Vice President or in such other executive position as designated by the Company. Mr. Kerr was elected to the position of President and Chief Operating Officer and as a Director of the Company effective July 1, 1994. Mr. Kerr receives a minimum annual salary of $325,000 and an incentive bonus determined under the terms of the Company's Management Incentive Plan. For the fiscal year ending June 30, 1996, Mr. Kerr's base salary was $480,000. In addition to participating in the Meredith Employees' Retirement Income Plan, the Meredith Savings and Investment Plan and the Company's supplemental retirement plans, the Company has established a Minimum Supplemental Retirement Benefit Program ("MSRBP") for the benefit of Mr. Kerr. The MSRBP provides for a minimum retirement benefit equal to the benefits Mr. Kerr would have received under the retirement plans of a previous employer offset by benefits accrued under the Company's pension plans. The MSRBP also provides for a death benefit related to the value of the accrued benefit under the MSRBP.

    Messrs. Rehm, Kerr and the other executive officers of the Company have all entered into Severance Agreements with the Company. These agreements provide for the payment to the executive of an amount equal to three times the average annual base salary and incentive compensation paid to the executive during the three fiscal years immediately prior to a change in control of the Company as defined in detail in the agreements. Two Restricted Stock Agreements entered into with Mr. Rehm in 1992 provide for the lapse of the restrictions in the event of a change in control of the Company, as defined in the agreements.


                    PROPOSAL TO APPROVE ADDITIONAL RESERVE OF
                      75,000 SHARES OF COMPANY COMMON STOCK
                             FOR ISSUANCE UNDER THE
              1990 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

    On November 12, 1990, the stockholders adopted the 1990 Restricted Stock Plan for Non-Employee Directors (the "1990 Plan") to enable the directors to acquire a financial interest in the Company and to align their interests with those of the stockholders. On August 15, 1996, the Board of Directors approved an amendment to the 1990 Plan. The 1990 Plan, as amended, permits the non-employee director to receive the initial grant of 600 shares of Company stock as either restricted stock or stock equivalents. The 1990 Plan, as amended, permits the non-employee director to elect to convert either all or 50% of an amount equal to 105% of the annual retainer (including any annual chairman retainer) into either shares of restricted Company common stock or stock equivalents.

    The amendment to the 1990 Plan also includes the conversion of the accrued pension benefit as of the date of stockholder approval of this proposal for each non-employee director with an anticipated retirement date after February 2, 1998, into stock equivalents. The number of stock equivalents credited to each such non-employee director's account will be determined by dividing the amount of the director's accrued pension benefit by the fair market value of one share of the Company's common stock on the Annual Meeting date.

    If the Company pays a cash dividend with respect to the Company common stock while stock equivalents are credited to a non-employee director's account, the director's stock equivalent account will be credited with an amount equal to the cash dividend that would have been paid had the director been the actual owner of the stock equivalents then credited to the director's account divided by the fair market value of one share of the Company's common stock on the dividend payment date.

    Upon the non-employee director's termination of service on the Board, the Company will deliver to the director (or designated beneficiary or estate) a number of shares of Company common stock equal to the whole number of stock equivalents then credited to the director's account, together with a cash payment equal to the fair market value of any fractional stock equivalents.

    The amendment also includes an increase in the reserve of shares of Company common stock for issuance under the 1990 Plan by 75,000 shares to a total of 225,000 shares. The increase in the reserve is necessary to provide for the shares of common stock to be delivered to each eligible non-employee director upon retirement and for the continued administration of the 1990 Plan. The Board approved this portion of the amendment subject to approval by the Company's stockholders.

    For information concerning federal tax treatment of restricted stock awards, please see federal tax treatment information provided elsewhere in this Proxy Statement.

    RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board of Directors recommends a vote FOR approval of the increase in the number of shares of Company common stock reserved for issuance under the 1990 Plan and all proxies will be voted in favor of the proposal unless a contrary specification is made on the proxy by the stockholder.


                       PROPOSAL TO APPROVE THE ADDITIONAL
                       RESERVE OF 75,000 SHARES OF COMPANY
                       COMMON STOCK FOR ISSUANCE UNDER THE
                1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    On November 8, 1993, the stockholders adopted the 1993 Stock Option Plan for Non-Employee Directors (the "1993 Plan") to provide incentives to the non-employee directors to align their interests with those of the stockholders. On August 15, 1996, the Board of Directors approved an amendment to the 1993 Plan.

    The 1993 Plan, as amended, increases the number of options to purchase Company common stock automatically granted to each non-employee director each year from 2,000 options to 3,000 options. The increase in the number of options granted to the directors is part of a revision of the compensation program for non-employee directors.

    To provide for a sufficient number of reserved shares for issuance under the 1993 Plan, the amendment also includes an increase in the number of reserved shares of Company common stock by 75,000 shares to a total of 275,000 shares. The Board approved this part of the amendment to the 1993 Plan subject to the approval of the stockholders.

    For information concerning federal tax treatment of stock options, please see the federal tax treatment information provided elsewhere in this Proxy Statement.

    RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board of Directors recommends a vote FOR approval of the increase in the number of shares of Company common stock reserved for issuance under the 1993 Plan and all proxies will be voted in favor of the proposal unless a contrary specification is made on the proxy of the stockholder.


                          PROPOSAL TO APPROVE THE 1996
                              STOCK INCENTIVE PLAN

    On August 14, 1996, the Board of Directors adopted the 1996 Stock Incentive Plan (the "Plan"), subject to stockholder approval. THE FOLLOWING SUMMARY OF THE PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE PLAN AS SET FORTH IN EXHIBIT A TO THIS PROXY STATEMENT. THE PLAN WILL BECOME EFFECTIVE ONLY UPON APPROVAL BY A MAJORITY OF THE VOTES ENTITLED TO BE CAST REPRESENTED BY SHARES PRESENT IN PERSON OR BY PROXY, A QUORUM BEING PRESENT, VOTING ON THIS PROPOSAL AT THE ANNUAL MEETING OF STOCKHOLDERS.

    PURPOSE OF THE PLAN. The stated purpose of the plan is to establish a program of incentives for key managers of the Company which will stimulate, recognize and reward the contribution of key executives toward the achievement of long-range corporate goals and to align the interests of those executives with those of the stockholders. The Plan also will assist the Company in motivating, attracting and retaining high-quality managers.

    SHARES SUBJECT TO PLAN. No more than 2,400,000 shares of common stock, $1.00 par value per share, of the Company (the "common stock") may be granted under the Plan. These 2,400,000 shares of common stock may be either authorized but unissued or reacquired shares. The number of shares reserved for issuance will be adjusted upon a merger, reorganization, recapitalization, stock dividend, or other change in the corporate structure of the Company affecting the common stock. The maximum number of options or stock appreciation shares that may be awarded to a participant during any two-year period is 500,000 shares. The maximum number of shares that may be awarded as restricted stock during the term of the plan is 240,000 shares.

    ADMINISTRATION. The Plan provides for administration of the 1996 Plan by a Committee of the Board consisting of two or more directors who qualify as non-employee directors. The Plan will be administered by the Compensation/Nominating Committee of the Board (the "Committee"). No member of the Committee may participate in the Plan or any similar plan while serving on the Committee. Among the powers granted to the Committee are the authority to interpret the Plan; establish rules and regulations for its operation; select employees to receive awards; determine the size and types of awards; and determine the terms and conditions of such awards. Subject to certain conditions, the Committee also has the power to amend the terms and conditions of any outstanding award.

    ELIGIBILITY AND SELECTION OF PARTICIPANTS. All key employees of the Company, including employees of the Company who are members of the Board of Directors (but excluding directors who are not employees) are eligible to participate in the Plan. The selection of participants from eligible employees is within the discretion of the Committee. The estimated number of persons who are eligible to participate in the Plan at this time is forty.

    AWARDS UNDER THE PLAN. In structuring the Plan, the Board of Directors sought to provide for a variety of awards that could be flexibly administered in order to carry out the purposes of the Plan. Accordingly, the Plan provides for the grant of any or all of the following types of awards: (i) nonqualified stock options; (ii) incentive stock options; (iii) stock appreciation rights; (iv) restricted stock; and (v) performance shares. The Committee shall determine the nature and amount of each award.

    STOCK OPTIONS. The Plan authorizes the Committee to grant incentive stock options, nonqualified stock options or a combination thereof to purchase common stock.

    Subject to the limitations on the number of options that may be granted under the Plan, the Committee shall determine for each option its duration, the terms and conditions to which the exercise of the option is subject, the number of shares which may be purchased and the purchase price per share upon exercise of the option. The purchase price per share may not be less than 100% of the fair market value of such share on the date the option is granted, and no option may be exercised later than the tenth anniversary date of its grant.

    The option price upon exercise may be paid in full either: (i) in cash or its equivalent; (ii) by tender of previously acquired shares; (iii) by a combination of (i) and (ii); (iv) by sale of the shares immediately upon exercise of the option; or (v) such other methods of payment as the Committee deems appropriate.

    STOCK APPRECIATION RIGHTS (SARS). The Plan authorizes the Committee to grant SARs in relation to a specific stock option (the "Related Option") granted under the Plan or independently of a stock option. Each SAR with a Related Option entitles a participant to payment equal to the excess of the fair market value of a share of common stock on the exercise date of the SAR over the option price of the Related Option. An independent SAR entitles the participant to payment equal to the excess of the fair market value of a share of common stock on the exercise date of the SAR over the fair market value on the date of the grant. Payment of the SAR shall be in cash or common stock as set forth in the award. Each SAR grant will be subject to the terms and conditions the Committee may impose, but no SAR may be exercised later than the tenth anniversary date of its grant.

    RESTRICTED STOCK. The Plan authorizes the Committee to grant awards in the form of restricted shares of common stock. Such awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, subject to the limitations on the number of shares of restricted stock that may be granted under the Plan.

    PERFORMANCE SHARES. The Plan authorizes the Committee to grant performance shares to participants. The performance shares will be subject to the terms and conditions as the Committee deems appropriate. Performance shares may be earned in whole or in part if certain goals established by the Committee are achieved over a period of time designated by the Committee.

    OTHER TERMS OF AWARDS. No awards granted under the Plan shall be transferable, other than by will or the laws of descent and distribution. Further, all options and SARs granted to a participant under the Plan shall be exercisable during the participant's lifetime only by such participant. The Committee, at the time of granting an award, shall determine what effect the death, disability, retirement or other termination of employment will have on the ability of the participant to exercise or retain the benefits of such award. Notwithstanding the foregoing, the Committee, in its discretion, may permit the transferability of any award under the Plan to members of the participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to terms and conditions imposed by the Committee.

    NO STOCKHOLDER RIGHTS. No participant who receives an option shall have the right of a stockholder of the Company until he actually acquires shares of common stock upon the exercise of an option.

    CHANGE OF CONTROL. Immediately upon a change in control of the Company (as defined in the Plan), all outstanding stock option and stock appreciation rights will become exercisable, all restrictions on restricted stock will lapse and all performance shares will be delivered as if the performance goals had been met.


    DURATION OF PLAN, AMENDMENT AND TERMINATION. The Plan will continue until all shares subject to the Plan have been purchased or acquired. No award may be granted on or after September 30, 2006. The Board may amend the Plan from time to time or terminate the Plan, however, no amendment may be made without stockholder approval if the amendment materially increases the number of shares of common stock reserved under the Plan or the maximum number of options or SARs that may be awarded to any participant in any two-year period.

    FEDERAL TAX TREATMENT. Under current U.S. federal tax law, the following are the income tax consequences generally arising with respect to awards under the Plan.

    A participant who is granted an incentive stock option will not realize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company will not be entitled to any deduction at the time of grant or at the time of exercise. However, the appreciation in value of the stock subject to an incentive stock option will be included in alternative minimum taxable income in the year of exercise. If the participant makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant and one year from the date of exercise, any gain realized on a subsequent disposition of the shares will be treated as long-term capital gain. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the participant does not hold the shares for the required periods, the participant will recognize ordinary income for the year in which the disposition occurs in the amount (if any) by which the lesser of the fair market value of such shares on the date of the exercise of the option or the amount realized from the sale exceeds the option price and the Company will be entitled to a corresponding deduction.

    A participant who is granted a nonqualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the option price and the market value of the shares on the date of exercise. The Company is entitled to a corresponding deduction.

    The grant of an SAR will produce no tax consequences for the participant or the Company. The exercise of an SAR will result in taxable income to the participant, equal to the amount of cash paid to the participant or the fair market value of the shares delivered, as the case may be, and a corresponding deduction to the Company.

    A participant who has been granted an award of restricted shares of common stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

    A participant who has been granted an award of performance shares of common stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time of the grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

    RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board of Directors recommends a vote FOR approval of the 1996 Stock Incentive Plan, and all proxies will be voted in favor of the Plan unless a contrary specification is made on the proxy by the stockholder.


                             STOCKHOLDERS' PROPOSALS

    Stockholders wishing to include proposals in the Company's Proxy Statement and form of proxy for the 1997 Annual Meeting of Stockholders must submit the proposals so that they are received by the Company no later than May 28, 1997. The proposals should be addressed to Thomas L. Slaughter, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.


                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon recommendations of its Audit Committee, the Board of Directors of the Company selected KPMG Peat Marwick as independent public accountants of the Company and its subsidiaries for the fiscal year ending June 30, 1997. KPMG Peat Marwick examined the financial statements of the Company and its subsidiaries for the most recently completed fiscal year. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions presented at the meeting by stockholders.


                                FURTHER BUSINESS

    Except as hereinbefore stated, the management knows of no further business intended to be presented at the meeting, but, if any further business properly comes before the meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment.


                                            THOMAS L. SLAUGHTER
                                       Vice President-General Counsel
                                              and Secretary

Des Moines, Iowa
September 25, 1996



                                                                     EXHIBIT A

                              MEREDITH CORPORATION
                            1996 STOCK INCENTIVE PLAN

    1. PURPOSE. The purpose of the Meredith Corporation 1996 Stock Incentive Plan (the "Plan") is to establish a program of incentives for key managers of Meredith Corporation (the "Company") which will (a) stimulate, recognize and reward the contribution of key executives to achievement of long-range corporate goals, (b) provide flexibility to the Company in its ability to motivate, attract, and retain the services of those persons possessing a high level of managerial ability and experience upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, and (c) align the personal interests of those key executives with those of the Company's stockholders.

    2. ADMINISTRATION. The Plan will be administered by a committee (the "Committee") of the Board of Directors of the Company, consisting of two or more directors as the Board may designate from time to time, all of whom shall qualify as non-employee directors within the meaning of Securities and Exchange Commission Rule 16b-3 or any successor rule. The Committee shall have full power to select key employees to whom awards are granted; to determine the size and types of awards and their terms and conditions; to construe and interpret the Plan; to establish and amend the rules for the Plan administration; and to make all other determinations which may be necessary or advisable for the administration of the Plan. All determinations of the Committee shall be final and conclusive on all persons, including the Company, its stockholders and participants, and their estates and beneficiaries.

    3. RESERVED SHARES. Subject to adjustment as provided in Section 12 herein, no more than Two Million Four Hundred Thousand (2,400,000) shares of Common Stock of the Company may be issued under the Plan. All of these shares may be either authorized but unissued or reacquired shares. If any award granted under this Plan terminates, expires, or lapses prior to exercise for any reason, or if shares are issued under the Plan and reacquired by the Company, any shares subject to such award or any reacquired shares shall be available for the grant of a new award under the Plan. All of the Plan shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of option or stock appreciation shares which may be awarded to any participant during any two-year period during the term of the Plan is 500,000 shares. The maximum number of shares which may be awarded during the term of the Plan as restricted stock is 240,000 shares. The shares authorized hereunder are in addition to shares previously reserved under the Company's 1992 Stock Incentive Plan (the "1992 Plan"). Any shares of Common Stock reserved under the 1992 Plan in excess of the number of shares as to which options or other benefits were granted prior to the date of the adoption of this Plan by the Board of Directors, plus any shares as to which options or other benefits granted under the 1992 Plan may lapse, expire or terminate after such date, shall be available for issuance in connection with awards under this Plan.

    4. ELIGIBILITY. All key employees of the Company, including employees who are members of the Board of Directors shall be eligible to participate in this Plan.

    5. TYPES OF AWARDS. Awards under the Plan may be granted in any one or a combination of (a) incentive stock options, (b) nonqualified stock options, (c) stock appreciation rights, (d) restricted stock, and (e) performance shares.

    6. STOCK OPTIONS. Subject to the terms of the Plan, stock options may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no option shall be exercisable later than the tenth
(10th) anniversary date of its grant. Options granted under the Plan shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine. The option price upon exercise of any option shall be payable to the Company in full either (a) in cash or its equivalent; (b) by tendering previously acquired shares having a fair market value at the time of exercise equal to the option price; (c) by a certification of ownership of such previously-acquired shares; (d) by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and withholding taxes due to Company; or (e) such other methods of payment as the Committee at its discretion deems appropriate.

    7. STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant a stock appreciation right to the holder of any stock option granted hereunder. In addition, stock appreciation rights may be granted independently of and without relation to options. Each stock appreciation right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

        (a) A stock appreciation right relating to an option may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration.

        (b) Each stock appreciation right will entitle the holder to elect to receive the appreciation in the fair market value of the shares subject thereto up to the date the right is exercised. In the case of a right issued in relation to an option, such appreciation shall be measured from not less than the option price and in the case of a right issued independently of any option, such appreciation shall be measured from not less than the fair market value of the Common Stock on the date the right is granted. Payment of such appreciation shall be made in cash or in Common Stock, or a combination thereof, as set forth in the award.

        (c) Each stock appreciation right will be exercisable at the times and to the extent set forth therein, but no stock appreciation right may be exercisable later than ten years after its grant. Exercise of a stock appreciation right shall reduce the number of shares issuable under the Plan (and the related option, if any) by the number of shares with respect to which the right is exercised.

    8. RESTRICTED STOCK. Subject to the terms and conditions of the Plan, the Committee may award or sell shares of restricted stock to participants subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of shares and rights of the Company to reacquire such shares upon termination of the participant's employment within specified periods. Each participant who has been awarded or purchases shares of restricted stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive dividends paid on such shares. Any dividends or distributions paid in shares of Common Stock with respect to restricted stock shall be subject to the same restrictions and terms and conditions as the shares of restricted stock with respect to which they are paid. The Committee may authorize the payment of a cash bonus to a participant in connection with the lapse of the restrictions on restricted stock equal to part or all of the income tax liability which the participant is expected to incur in connection with the lapse.

    9. PERFORMANCE SHARES. Subject to the terms and conditions of the Plan, the Committee may award performance shares to participants subject to such terms and conditions as the Committee determines appropriate. Performance shares may be earned in whole or in part if certain goals established by the Committee are achieved over a period of time designated by the Committee. The goals established by the Committee may be based on business criteria selected by the Committee, including net income, return on equity or assets, earnings per share, cash flow and cost control.

    10. NONTRANSFERABILITY. No awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all options and stock appreciation rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant. Notwithstanding the foregoing, at the discretion of the Committee, a grant of any award hereunder may permit the transfer of the benefit by the participant to members of the participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

    11. FAIR MARKET VALUE. The fair market value of the Company's Common Stock at any time shall be determined in such manner as the Committee may deem appropriate, or as required by applicable law or regulation.

    12. CHANGE IN CONTROL. Immediately upon a change in control of the Company all outstanding stock options and stock appreciation rights shall become exercisable, all restrictions on restricted stock shall lapse and all performance shares shall be delivered as if the performance goals had been fully achieved. For purposes hereof, a change in control of the Company shall be deemed to have occurred on the first to occur of any of the following dates:

        (a) on the date the Board of Directors of the Company votes to approve and recommends a stockholder vote to approve:

            (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock and Class B Stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the holders of the Common Stock and Class B Stock immediately prior to the consolidation or merger have at least a majority of the ownership in and voting power of the surviving corporation immediately after the consolidation or merger; or

            (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

            (iii) any plan or proposal for the liquidation or dissolution of the Company; or

        (b) on the date any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the "1934 Act"), other than the Company's Savings and Investment Plan or similar successor plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934
    Act) of thirty percent (30%) or more of the outstanding voting power of the Company except as a result of actions beyond the control of such person, including, without limitation, as a result of a shift in voting power of the Company as a result of the conversion by other persons of their Class B Stock into Common Stock; or

        (c) on the date, during any period of twenty-four (24) consecutive months on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election of each new director comprising the majority was approved by a vote of at least a 2/3 majority of the Directors still in office who were Directors at the beginning of the period.

Notwithstanding anything to the contrary contained herein, no change in control shall be deemed to have occurred for the purpose of this Plan by virtue of any combination or agreement among shareholders of the Company who are descendants of E.T. Meredith, the founder of the Company, or trusts for the benefit of such persons.

    13. ADJUSTMENT PROVISIONS.

        (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan, the maximum number of shares which may be made subject to a stock option or stock appreciation right during any two-year period or issued as restricted stock during the term of the Plan and the number of shares covered by each outstanding benefit shall be equitably adjusted so that the aggregate consideration payable to the Company, if any, shall not be changed. In the case of any merger, consolidation or combination of the Company with or into another corporation, other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"):

            (i) any participant to whom a stock option has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitation applicable to such option) thereafter and during the term of such option, to receive upon exercise thereof the Acquisition Consideration receivable upon such Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of such option or portion thereof, as the case may be, immediately prior to such Acquisition;

            (ii) any participant to whom a stock appreciation right has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitation applicable to such right) thereafter and during the term of such right to receive upon exercise thereof the difference between the aggregate fair market value on the applicable date (as set forth in such right) of the Acquisition Consideration receivable upon such Acquisition by a holder of the number of shares of Common Stock subject to such stock appreciation right, immediately prior to such Acquisition, and the aggregate option price of the related option or the aggregate fair market value on the date of the grant of the right, whichever is applicable; and

            (iii) any participant to whom a performance share award has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitations applicable to such award) thereafter and during the term of such award to receive on the date set forth in such award, the Acquisition Consideration receivable upon such Acquisition by a holder of the number of shares of Common Stock which are covered by such award.

    The term "Acquisition Consideration" shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of Common Stock of the Company upon consummation of an Acquisition.

    14. TAXES. The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to such rules as it may adopt, permit a participant to pay all or a portion of any withholding taxes arising in connection with the exercise of a nonqualified stock option or stock appreciation right or receipt of performance shares, by electing to have the Company withhold shares of Common Stock having a fair market value equal to the amount to be withheld.

    15. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

    16. DURATION, AMENDMENT AND TERMINATION. No stock option or other benefit shall be granted after September 30, 2006; provided, however, that the terms and conditions applicable to any option or benefit granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall be made without stockholder approval, if such amendment materially increases the number of shares of Common Stock reserved under the Plan or the maximum number of option or stock appreciation shares which may be awarded to any participant in any two-year period.

    17. SUCCESSOR. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

    18. STOCKHOLDER APPROVAL. The Plan was adopted by the Board of Directors on August 14, 1996, subject to stockholder approval.




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                   MEREDITH CORPORATION - PROXY - COMMON STOCK

         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 11, 1996

FREDERICK B. HENRY, E. T. MEREDITH III and JACK D. REHM, and each of them are hereby appointed proxies of the stockholder(s) signing this card on the reverse side, with power of substitution acting by a majority of proxies present and voting, or if only one proxy is present and voting, then acting by that one, to vote the shares of Meredith Corporation common stock which said stockholder(s) is (are) entitled to vote, at the ANNUAL MEETING OF STOCKHOLDERS to be held at the company's principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Monday, November 11, 1996, at 10:00 A.M., local time, and any adjournment thereof, with all the powers the signing stockholders would possess if present. The Directors recommend a vote FOR such matters. The proxies are instructed to vote as follows:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS SHOWN ON THE REVERSE SIDE OF THIS CARD AND AS SET FORTH IN THE NOTICE OF ANNUAL MEETING DATED SEPTEMBER 25, 1996. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE RELATED PROXY STATEMENT

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1. ELECTION OF FOUR CLASS I DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING IN 1999, AS PROVIDED IN THE BYLAWS OF THE COMPANY:

         [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS INDICATED BELOW)

         [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

       PIERSON M. GRIEVE, ROBERT E. LEE, JACK D. REHM, BARBARA S. UEHLING

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
          NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE DIRECTLY BELOW.)


- --------------------------------------------------------------------------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


DETACH HERE                                                          DETACH HERE

2. APPROVAL OF A PROPOSAL OF THE BOARD OF DIRECTORS FOR AN ADDITIONAL RESERVE OF 75,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE UNDER THE 1990 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.

         [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

3. APPROVAL OF A PROPOSAL OF THE BOARD OF DIRECTORS FOR AN ADDITIONAL RESERVE OF 75,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE UNDER THE 1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

         [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

4.       APPROVAL OF THE MEREDITH CORPORATION 1996 STOCK INCENTIVE PLAN.

         [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

5. IN ITS DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                                             PLEASE SIGN EXACTLY AS NAME APPEARS
                                             HEREON. WHEN SHARES ARE HELD BY
                                             JOINT TENANTS, BOTH SHOULD SIGN.
                                             WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                             PLEASE GIVE FULL TITLE AS SUCH. IF
                                             A CORPORATION, PLEASE SIGN IN FULL
                                             CORPORATE NAME BY PRESIDENT OR
                                             OTHER AUTHORIZED OFFICIAL. IF A
                                             PARTNERSHIP, PLEASE SIGN IN
                                             PARTNERSHIP NAME BY AN AUTHORIZED
                                             PERSON.

                                             PLEASE DATE THIS PROXY & SIGN IN
                                             THE BOX BELOW.

                                             DATE:______________________________

                                             SIGN:______________________________

                                             STOCKHOLDER SIGN ABOVE. CO-HOLDER
                                             (IF ANY) SIGN ABOVE.








   DETACH CARD BELOW, SIGN, DATE AND MAIL IN POSTAGE-PAID ENVELOPE PROVIDED.

                          [LOGO] MEREDITH CORPORATION

         PLEASE ACT PROMPTLY. SIGN, DATE & MAIL YOUR PROXY CARD TODAY.

                                   DETACH HERE

               MEREDITH CORPORATION - PROXY - CLASS B COMMON STOCK

         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 11, 1996

FREDERICK B. HENRY, E. T. MEREDITH III and JACK D. REHM, and each of them are hereby appointed proxies of the stockholder(s) signing this card on the reverse side, with power of substitution acting by a majority of proxies present and voting, or if only one proxy is present and voting, then acting by that one, to vote the shares of Meredith Corporation class B common stock which said stockholder(s) is (are) entitled to vote, at the ANNUAL MEETING OF STOCKHOLDERS to be held at the company's principal executive offices, 1716 Locust Street, Des Moines, lowa 50309-3023, on Monday, November 11, 1996, at 10:00 A.M., local time, and any adjournment thereof, with all the powers the signing stockholders would possess if present. The Directors recommend a vote FOR such matters. The proxies are instructed to vote as follows:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS SHOWN ON THE REVERSE SIDE OF THIS CARD AND AS SET FORTH IN THE NOTICE OF ANNUAL MEETING DATED SEPTEMBER 25, 1996. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE RELATED PROXY STATEMENT

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1. ELECTION OF FOUR CLASS I DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING IN 1999, AS PROVIDED IN THE BYLAWS OF THE COMPANY:

         [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS INDICATED BELOW)

         [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

       PIERSON M. GRIEVE, ROBERT E. LEE, JACK D. REHM, BARBARA S. UEHLING

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
          NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE DIRECTLY BELOW.)


- --------------------------------------------------------------------------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


DETACH HERE                                                          DETACH HERE

2. APPROVAL OF A PROPOSAL OF THE BOARD OF DIRECTORS FOR AN ADDITIONAL RESERVE OF 75,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE UNDER THE 1990 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS.

         [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

3. APPROVAL OF A PROPOSAL OF THE BOARD OF DIRECTORS FOR AN ADDITIONAL RESERVE OF 75,000 SHARES OF COMPANY COMMON STOCK FOR ISSUANCE UNDER THE 1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

         [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

4.       APPROVAL OF THE MEREDITH CORPORATION 1996 STOCK INCENTIVE PLAN.

         [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

5. IN ITS DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                                             PLEASE SIGN EXACTLY AS NAME APPEARS
                                             HEREON. WHEN SHARES ARE HELD BY
                                             JOINT TENANTS, BOTH SHOULD SIGN.
                                             WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                             PLEASE GIVE FULL TITLE AS SUCH. IF
                                             A CORPORATION, PLEASE SIGN IN FULL
                                             CORPORATE NAME BY PRESIDENT OR
                                             OTHER AUTHORIZED OFFICIAL. IF A
                                             PARTNERSHIP, PLEASE SIGN IN
                                             PARTNERSHIP NAME BY AN AUTHORIZED
                                             PERSON.

                                             PLEASE DATE THIS PROXY & SIGN IN
                                             THE BOX BELOW.

                                             DATE:______________________________

                                             SIGN:______________________________

                                             STOCKHOLDER SIGN ABOVE. CO-HOLDER
                                             (IF ANY) SIGN ABOVE.